Exhibit 99.2

TRANSCRIPT

John C. Textor, Vice Chairman

Great. Thank you very much and thank you everyone for being on the call. Obviously, we’ve got a lot to do on today’s call. I did want to thank Mike for allowing me to open up the call. This is actually my last call serving formerly in the role of Chairman. We did have some very exciting news this morning regarding our leadership architecture. I intend to remain extremely active in support of this company, but now out of the role of Vice Chairman, we announced that we were able to attract Todd Edebohls, a former Director of Business Development and Sales at Amazon, a gentleman with remarkable experience who is extremely relevant to our space. I’m going to be introducing him later on this call, but of course there is a lot of business to go through before we get to that.

Barry Hollingsworth is going to go through our financials. Mike Wagner will obviously go deeper into operational details touching on our current businesses and other new initiatives as we move into what is always a more interesting time of the year, where well more than 80% of our revenues are left to go in this year. So we’re excited about moving into this part of the season. But we’re also excited about our new initiatives and we would talk a little bit about Toys.com today, which is the first material augmentation of our business model getting into the content and search site of things, and we anticipate that launch coming up shortly.

With that I’ll turn it over to Barry and I’ll come back at the end of the call, and will introduce you to our new Chairman, Todd Edebohls. Barry?

Barry Hollingsworth, Vice President and Chief Financial Officer

Okay. Great. Thanks, John. Before we get started, I would like to note that certain matters in this call are forward-looking statements that are subject to risks and uncertainties. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied. So, although, we may believe that expectations are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Please refer to the risk factors noted in our 10-K filed with the SEC on May 1st. We’ll file our 10-Q later today and we’ll file the contents of this call, including Q&A, and 8-K filing later this week or by Monday at the latest.

We entered this quarter pursuing a PIPE transaction believing it would be a four-week process and it turned out to last about 10 weeks, and it would have been more dilutive than we anticipated. And that’s why D. E. Shaw stepped in with a $10 million note in July. Through that period we started to conserve cash and reduced our inventory purchases, which impacted our sales in the quarter. You’ll note that our inventory at the end of the quarter declined by $1.5 million from 18.6 million at the end of Q1 to $17.1 million at the end of Q2. That’s a significant decline during a quarter when our cost of sales was 7.5 million. $10 million funding in place, we’re beginning to increase our inventory levels for the holiday season.

Net sales in Q2 were $9.9 million, a 41% increase over 6.9 million prior year on a reported basis. Our second quarter historically in terms of revenue and earnings; total operating costs were $8.9 million in Q2 compared to 6.3 million in the prior year. Our operating expenses are broken down into fulfillment, selling and marketing and G&A. We’ve been reducing costs, reducing our head count level primarily through attrition and reductions. We’ve eliminated 30 positions recently for a total savings of approximately $2 million on an annualized basis. Our company-wide head count is now about 220 full-time equivalents compared to 250 in Q1.

Prior year results do not include the results of the BabyUniverse side of the business, which we acquired in October 2007. For context, BabyUniverse reported a net loss of $1.9 million in the second quarter of last year, which is not included in our reported results.

Fulfillment expenses increased slightly by $78,000 or 4% to $2.1 million in the second quarter. Second quarter fulfillment expenses improved to 21.6% of net sales compared to 29.4% in the prior year.

Selling and marketing expenses increased to $2.7 million in the quarter from 1.3 million in the comparable quarter last year, due primarily to $900,000 in selling and marketing costs related to the baby business that were not included in the prior reported results. And there’s also $0.5 million of additional online marketing costs for toys. Sales and marketing expense consists of customer service, credit card fees, royalty expense, net advertising, catalogue marketing, promotional expenses incurred by us on behalf of our partners and payroll related to buying, business management and marketing functions.

General and administrative expenses increased to $4.1 million in the second quarter compared to 2.9 million last year, due primarily to the additional G&A associated with the acquired baby business, and public company costs such as legal, audit, additional D&O insurance and SOX 404 compliance costs that we did not have in the prior year.

Interest expense was $1.1 million in the quarter compared to 2.2 million in the prior year. This decline was due to a lower average debt level in the second quarter of this year compared to the prior year. Our total debt on the balance sheet was $24.8 million at the end of the quarter; that is net of a $3.1 million discount on the $10 million note from a related party that we issued in July, so the real debt is 27.9 million at the end of the quarter. That compares to about $71 million a year ago, which was converted to common stock at time of the merger in October.

D&A, depreciation and amortization, was $523,000 in the quarter compared to 315,000 in the prior year. And this quarter’s G&A includes $97,000 of amortization expense related to the October merger. In addition to that, we also had $237,000 of non-cash stock-based comp expense in the quarter compared to 10,000 in the prior year, that’s from the amortization of restricted stock as well as employee stock option expense.

Our CapEx was $226,000 in the quarter compared to 361,000 in the prior year. And for the year we still expect to keep our CapEx at around $700,000 to $800,000.

We have 442,000 shares of employee stock options outstanding, same number as the end of Q1. And we also have 3.3 million of warrants outstanding currently. In July, we issued 3.3 million warrants as part of a $10 million funding. For accounting purposes, we discounted a note payable based on the values of those warrants. That’s why we have the discount and we’re amortizing that over the life of the note, which matures in December of 2010. So the amortization on that will be about a $106,000 per month to eventually bring the note to its face value of $10 million. We have $24.2 million shares of common stock outstanding, no preferred stock, so you’ll see no preferred dividends this quarter compared to 233,000 in the prior year. Our balance sheet includes $21.4 million of current assets. That includes $17.1 million of net inventory, which is down by 1.5 million from the beginning of the quarter and we are in compliance with all of our debt covenants.

With that, I’m going to turn it over to Mike Wagner.

Michael J. Wagner, President and Chief Executive Officer

Thanks, Barry. Hello everyone and thanks for joining. I’m Mike Wagner, CEO of The Parent Company. On today’s call, I’m going to talk about the toy business and the sales trends and new partner initiatives. I think one of the biggest things walking into the holiday season is our planned site redesign for eToys, which is going to happen in a couple of weeks.

I’ll also talk about the international expansion, which is going to open up 34 countries including Canada and most of Europe. We’ll talk about the progress we’ve made on the baby business, some of the My Twinn expansion opportunities, and the proposed launch of Toys.com. I’ll talk about all these in the coming conversation.

The Parent Company has seven e-commerce sites and three content and new media sites. Our focus on — is on parents and their children. We try to form our relationship with that expected mother with our content ePregnancy site and our BabyTV and our PoshCravings and migrate them into our baby businesses, BabyUniverse, DreamtimeBaby and PoshTots. And then as the child grows, introduce them to our eToys business and our My Twinn business.

Starting with our toy business, our toy business is made up of eToys, a major online toy retailer, KBtoys, which we operate under a license agreement and eight strategic retail partners, which we support the toy departments for these online retailers with merchandising and inventory control. Our eToys brand in the second quarter achieved a small positive comp sales increase. This was while our toy inventory decreased by $1.2 million through the quarter. This comp increase was made up of nice comps in May and June with a negative comp in July, as our inventory declined due to delays and funding and restricted cash.

We experienced a 12% increase in traffic and a 21% increase in average order sized followed by a lower conversion rate attributed partly to the lack of fresh inventory coming in at the end of the quarter. Our eToys brand did increase product margins, which was slightly offset by reshipping promotions. Those reshipping promotions were more than the previous year. Overall, the margin was flat.

The biggest thing that we got going from a project standpoint on the eToys side is our eToys site redesign. This will happen in the next couple of weeks and will be a completely new look and feel to that site. The redesign will highlight key toy brands and categories, show top customer-related products, highlight some of our higher margin specialty brands, and will give more visibility to customer reviews, best rating and high customer and most wished-for items. This will also incorporate a new relationship with PowerReviews, which will make our customer reviews that much more detailed and user-friendly.

We believe the redesign will improve sales margin and conversion rate in the important fourth quarter. The eToys catalogs hit homes about a week ago, and we’re already seeing sales start to decline for the holiday season. This first drop goes to our best customers. These customers will receive at least one other catalog from us before Christmas. So it’s a good chance for us to get a feel for what’s selling, what’s not, so that we can adjust our purchase orders through the season.

Graphically, I believe, this is our best-looking eToys holiday catalog that we’ve created. I’ve had a number of similar responses from the vendor community complimenting us on the look of the holiday catalog. Our strategic retail partners, which is part of our toy business — as I mentioned earlier, we support toy departments for a number of major online retailers.

In our terminology, these strategic retail partners include Sears, Kmart, Buy.com, QVC, HSN, Amazon, Circuit City and KBtoys. We operate KBtoys under our license agreement. On most of our partners’ web sites, the majority of the toy products come from us. It’s a seamless experience for the customer. When they order a toy from a partner site, they go through the partner checkout process and receive their order from us with that partner’s pack slip. One important thing is we do not control the marketing or user experience on our strategic retail partners.

That’s important because most of our partners in the second quarter did experience negative comp sales. They don’t have inventory ownership. They don’t market in the off-season as aggressively as we do with our own site, and that’s part of the reason that we saw negative comps across the strategic partners.

We recently just announced two additional partnerships, one with Drugstore.com. Drugstore.com is a major online retailer doing over $0.5 billion a year in sales. And the other one with Personal Shopper that we believe, between those two we can do multiple million dollars of business this fourth quarter.

What are the other major initiatives we’ve done with our partners, two of our largest partners, we have integrated to real-time inventory feed that is going to enable us to sell longer and closer to the season without having to take items that start to get in low supply off their site. And we’re hoping that that will enhance their site and the sales levels that we’re achieving from those sites.

We’re the only company that offers an online toy solution for retailers. We have the product knowledge, the inventory, the technical resources and fulfillment infrastructure. We continue to get calls even at this late point in the season from people looking to form relationships. I can’t tell you at this point whether we’ll have additional announcements, but we are still talking to some online retailers.

Our baby business, our baby business includes BabyUniverse and DreamtimeBaby. These sites resemble upscale baby boutiques, but with a larger assortment. We offer a significant number of high-end baby brands you won’t find at discounters or large chains including strollers that retail between 600 and $900.

Our goal for the baby business is to fine-tune the marketing spend, and reach 75% of the previous sales volume with half of the online marketing costs. In the first quarter, we had 42% of previous year sales with 33% of the online marketing expense. At that point the online marketing still was above where we wanted to get, but the trends were improving throughout that quarter.

As we entered the second quarter, we achieved a 50% of historical sales growth with 27% of the online marketing. So sales continue to go up while marketing goes down. This business was impacted in the July month at the end of the second quarter with the delay in the funding that we received in July. And so because we turned this inventory, our goal is to turn our baby inventory six to eight times this year. It’s a straight-line business. So they experience out-of-stocks much more rapidly than our toy business.

We still believe that we can achieve a higher profit revenue with additional marketing. Our online marketing goal is to spend 11% of the sales that we drive from the marketing. In Q2 we were below this goal. Since the BabyUniverse site redesign in Q1, we have maintained a higher conversion rate, which makes our marketing more efficient.

Touching on the catalog that we tested in the first quarter into the second quarter. Our catalog tests had mixed results with many lists performing above breakeven. After much analysis, our customer acquisition cost is lower and more efficient through the online initiatives compared to the catalog. At this time, we’ll hold off on additional mailings until the economic environment improves and we can anticipate better response rates. We are seeing softer catalog response rates not just in the baby, but also in our PoshTots business, which I’ll talk about in a few minutes.

We continue to move in a positive direction with the BabyUniverse brand and achieving our sales and marketing goal will turn the baby sites into a profits center for The Parent Company. Year-to-date, our baby business has a higher contribution margin than last year on a much lower sales base. So this is all about rationalizing that business. It’s not just the top line business, but it is achieving contribution margin and we define contribution margin as gross profit less the variable cost to deliver that product to the customer. And one of the largest variable costs in the baby business is that online marketing. And so when I say that we want to spend 11%, that’s because our contribution margin before marketing is in the 18 to 20% and we need to have a profit when we’re done with that sales.

Moving to our luxury business. Our luxury business includes PoshTots, offering beautiful, unique furniture and décor for highly affluent families. This brand caters to some of the country’s wealthiest consumers. This is one of our most profitable businesses. It’s 90% drop ship and a higher gross profit margin business for us.

In the first quarter we had flat sales to last year. In the second quarter, we start to see a decline and saw some negative comps in our PoshTots business. In discussions with many of our high-end manufacturers, they are seeing soft sales across their retailers. One of the questions we’ve asked is, have we held our rank within your product line? And across-the-board they have said yes, but we’re seeing softness across the industry right now.

Because of that we have reduced the catalog circulation plan for the remaining part of the year. Some of the lists are not performing as they had last year even, and so we’re taking a much more cautious view in trying to drive more with online marketing affiliate programs and keywords.

At the beginning of the second quarter, we did complete a graphical redesign of the PoshTots website, with improved navigation, more ways to shop by theme, and a new look. So PoshTots brands continues to be one of our premier web properties, and will be a profitable business for us.

Moving on to My Twinn, a lot going on there. My Twinn is our proprietary custom doll business. Working from a photo, we create a one-of-a-kind doll that resembles your child. This is a very high quality, fully poseable 23 inch doll, designed to be both a playmate for the child and a keepsake for the parents later on. The concept also includes matching clothing and accessories for girls and dolls.

My Twinn is our highest gross profit and contribution margin business. In the past, My Twinn was only available at My Twinn.com and QVC. Historically, for the last three years, we’ve been on the QVC television channel. Last October, we did achieve record sales. These are usually a six to eight minutes segment, but because of the toy recalls last year, QVC reduced toy programming, even though we’ve achieved record sales. So this year we added HSN as a backstop to continue to grow the My Twinn sales channels. In July, we were on the HSN Christmas in July and in minutes sold hundreds of dolls.

We have secured fall on-year programming for both QVC and HSN for the My Twinn business. We’ve got slightly different offers on each of those and we use different pose and we’ve had conversations with both QVC and HSN about the fact that we are on both, and have commitments from both of those to try to drive the My Twinn business.

In our second quarter, the sales increased 8% over last year. Some of this was actually helped with the HSN and QVC Christmas in July business. We have also announced that we will sell My Twinn on Costco.com and plan to add My Twinn to the Amazon website this fall.

Our My Twinn holiday catalog hits homes next week with hundreds of new products including for the first time a Disney Princess outfit with My Twinn dolls. One of the other major initiatives that we’re doing on the My Twinn business is, in the next two weeks, we are going to be launching the My Twinn My World.

The My Twinn My World is an interactive website that the child can create an Avatar, dress their Avatar and play games with their Avatar. This will be free to the consumer. Our intention is to engage that customer from the point they purchase a doll to the next point that we want them to purchase accessories. We also are looking to try to stimulate purchases with new customers by starting them in the My Twinn My World.

Our content sites include ePregnancy, BabyTV and PoshCravings. All of our content sites feature highly relevant content video and advertising. We also offer robust social networking. In the second quarter, we redesigned the ePregnancy website. This is our most trafficked content site. We launched five new Mommybloggers to keep the social content fresh and active. And we just completed 26 new videos from the ABC Juvenile Show that will start to appear in October showcasing some of the brand new products that expected mothers can see in the marketplace in early 2009.

We are committed to growing our content sites. As I have mentioned, we made a key higher demand to these businesses. In the first quarter, we’ve hired a National Sales Manager in the second quarter and we offer a great mix of original and syndicated content.

Toys.com, we plan to launch Toys.com in October of ‘08 within the next month. The site will be a toy and gift finder and compare some shopping site comparing products from multiple online retailers. It will have customer product reviews. We have contracted with channel and televisions to aggregate the online retailers’ product catalogue. They are experts in this area. We have already multiple retailers that will be appearing on the Toys.com website. Next year, we’ll add social networking to the site and centralized wish list.

Some other key initiatives that we are working on. We have implemented auto replenishment with some of our vendors meaning that our system will automatically generate POs. Our buyers will just go and approve them and they’ll automatically flow electronically to the vendor to keep us in stock on some of the less seasonal products. This is in both our baby space and for some of our specialty vendors in the toy business.

We’ve announced that we’re going to start international shipping that will happen in October. This will open up 34 countries including Canada and most of Europe. There has been a number of other major online retailers announcing similar plans with the same company. This is trying to take advantage of the weak dollar with some of the other currencies throughout the country.

We continue to work on our product pricing. We feel that we are very competitive on the top products and will continue to monetize and watch conversion rate by item, and our competitive landscape in this environment, economic environment the customer is shopping hard and looking for the best deals. We plan to be there.

We also are upgrading our shipping model and that’s — we’re trying to more align the shipping cost we charge of our customer with the way UPS charges us. And in many cases that will give our ship — our end-user customer a discount from what they are paying today, especially as they buy more. And in other cases it will charge them more, if they’re only buying one item. We believe this will increase our shipping margins and have a positive experience as we walk into the holiday season when our average order gets up in the $90 range.

We’ve been very focused, as Barry mentioned, on cost control with reducing payroll and benefits by $2 million over the last quarter. A lot of that happened at the very end of the second quarter and the beginning of the third quarter. So you’re not seeing much impact in the second quarter.

And with that, I would like to hand the call back over to John Textor. John?

John C. Textor, Vice Chairman

Great. Thanks, Mike. Just to wrap up on the business, it’s again is important to understand that we have moved through the seasonal low period. We have a remarkable amount of the year ahead of us. There is a lot of discussion about what may happen this holiday and there are both good times and bad times as we look into the holiday going forward. What is occurring in retail and what may occur in retail in an environment of perceived or actual lower discretionary spending at the consumer level is certainly concerned for retail.

In the e-commerce environment, frankly that’s where we as an industry do well. Gas in particular is an example of that. As gas prices are up, people are much less likely to drive the five stores, six stores to find that one special product. They get the product selection with great convenience, at a net effect of reduced cost by going to the web, either because it’s price competitively or they have access to the best selection and the best prices. While in this environment they literally do save money going to the web as opposed to driving around in their car going out to stores, which is why you’re seeing some decent trends overall in the e-commerce space, and we hope some of those trends inure to our benefit as we go into the holiday season.

Again this management team, in my opinion actually dealt with a bigger negative going in the last season. The China recall was a huge hit to the toy industry. As we’ve reported previously, a lot of our competitors suffered during this period of time. Our core growth at eToys.com on a year-over-year basis was actually a positive 6%, while our competition and others saw significant declines.

So our management team has done very well in the past, negotiating the way through troubled times in this environment. Frankly, I think it’s going to be more of an issue on retail and most of the e-commerce environment and those that we’re talking to feel pretty good going into the season than we do.

That said, the best way to drive shareholder value is to improve your core model, improve your fundamentals, but also to try and achieve as much improvement in the model as you came through augmentation of your model. And that’s really why we aggressively went on and recruited the very best of talent that we knew about in this space and Todd Edebohls had a remarkable history at Amazon, which is one of the very finest organizations in the e-commerce space.

And what attracted us to Todd is his network of friends that have come out of the Amazon environment, his opportunity to use those relationships to generate some quick wins that are also aligned with our fundamentals. And Mike is going to continue to press through in the busiest time of the year with a well-managed and rationalized organization, making the best of the opportunities that’s presented. And Todd can augment that strategy with a real leadership and improvement to our model, and align them with strategic partners.

So we’re thrilled to have him aboard. We think it’s a huge win for this company to have attracted him to this group. And I thank the Board of Directors at the company for supporting this, our friends at D. E. Shaw and our other Directors and we’re thrilled to have him. Todd?

Todd Edebohls, Chairman

Thanks, John. I’m just frankly thrilled to be working with you and Mike, Barry, the rest of our company, the good people over at D.E. Shaw. I appreciate that you guys brought me in based on the great conversations we’ve altogether already had about the new opportunities of Baby Universe, eToys, PoshTots, the other brands. It’s been about 11 or 12 years for me in the business, new media, e-commerce; 8 or so of those years over at Amazon. And of course I’ve been well aware of eToys and BabyUniverse especially as the company started selling through Amazon as a merchant partner.

And when I look through at the very real and reliable end-to-end shopping infrastructure that The Parent Company has today, and I look at the customer base that already is buying reliably through the eToys websites, the BabyUniverse website, I realize that we’ve got some really great opportunities to put those things together in new ways. Some of the stuff that we’ve already talked about in all the meetings that we’ve had before I joined the company and certainly the meetings that we’re going to have this afternoon and tomorrow.

John C. Textor, Vice Chairman

Great. Well, thanks, Todd. We are going to be coming back to the market in the coming days and will announce another public call where Todd and Mike will have a better opportunity to go through their going forward mandates, some of the new initiatives and what Todd is going to be doing in his first several months of leadership. Again, I intend to be extremely supportive of this team doing what I can in partnership with these gentlemen. So this is truly a supplemental improvement in the architecture of our leadership, and that we are really looking forward to it. So thank you everyone for being on the call today.

QUESTION AND ANSWER SECTION

Kristine Koerber, JMP Securities:

Hi. Couple of questions. First of all, can you talk about the inventory levels and where you are now with inventory? I know the numbers at quarter-end, but are you in stock on all merchandise at this point and where do you expect inventory to be at year-end?

Michael Wagner:

Okay. Kristine, this is Mike Wagner. Yeah, since the funding in July we have been increasing our inventory nicely. In our baby space the inventory is pretty much where we want it to be around 1.6 million, 1.7 million, and again we’re looking to turn that inventory about six to eight times. Our My Twinn inventory is flowing on the water as we speak, and will be here in early October. The catalog drops at the end of the month. And then our toy inventory, which is obviously our biggest piece of inventory is below last year, but it’s increasing. Just even last week, it increased by over $0.5 million for the week. So we are definitely in the build mode. We’ve got quite a bit of merchandise on the water coming over. We did start our first catalog drop off with a little weaker in stock that we would have liked, but that’s improving everyday as the product’s coming in. So it’s really a week issue as opposed to a monthly issue.

Kristine Koerber:

So when do you expect the toy business inventory to be where you want it to be? Is it a matter of weeks or...?

Michael Wagner:

Yeah, it’s not even weeks, it’s probably days. Our second drop for the catalog happens early October; but we feel that we will be in a very high in stock position prior to that. And we are doing some SKU rationalization, making sure that with the economic environment that we’re avoiding lumps. And so we are spending a lot of time on inventory flow to make sure that we’ve got the right stuff for the customer when they want it, and not walking into the holiday season with an overstock position. Especially on the imports, you have to get those reads by the middle of October, that’s one of the reasons we send out the catalog in September to our best customers because it’s that first sense of, what’s taking off and what’s not from an import standpoint, where you can only source product from China. And so we’ll have those reads and we’ll make those adjustments as we go to the season, but we plan to end the inventory at the end of the year a couple of million dollars on the toy side below where we were at the end of last year.

Kristine Koerber:

Okay. And looking at your partners, particularly Sears, are they or you planning anything different as far as the Wish Book? I understand the issues that you went through last year with them, but are they planning any cutbacks in distribution just given what’s going on in the environment? And then lastly on the content side of the business, what are you seeing on the advertising front, any pullback with advertisers?

Michael Wagner:

Okay. So let’s talk first about the Wish Book. I mentioned in my presentation that we did integrate real-time inventory with a couple of partners. Sears was one of those. What we do with all of our partners today is we allocate a piece of the buy and give them a fixed quantity to sell. Some of the partners could sell more or less; we do that as best we can based on history. What we did with Sears this year to keep them, they seem to have more trouble because of their complex systems at their end to keep our product in stock because of the orders that are in transit between taking them, passing them to us and getting them back. So we believe this real-time inventory is going to keep product up on their site a lot longer. As far as their catalog, they are launching two versions of a toy only catalog that we are supporting product in. The first one will actually hit homes next week. Now last year, their first catalog went out in October and that was their combined gift and toy catalog. This year there will be a toy only book, like I said that hits homes next week and then in October, they’ll hit their toy and gift catalog, and I think they have another toy only catalog, that hits in November. So definitely a better focus on toys than last year and so we’re expecting much better business there and they are too.

Kristine Koerber:

And on the advertising?

Michael Wagner:

Yeah. On the advertising side, we have been doing quite a bit of testing with advertising on our own e-Commerce sites. Right now, it’s up there more as a test. We are doing – it’s – the new site redesign for eToys will make it fit and look much more coherent with the site. And I think that’ll be an improvement, but we are definitely getting a lot of interest in advertising, we have a lot of name brand advertisers that are up there. Even in our content business a lot of these people that are in our content business are looking to also leverage our other e-Commerce brands.

John Textor: I think it’s also important to understand that Toys.com is itself really an advertising model, with the search features that we’re talking about, it’s really on a product selection, a diverse and robust catalog basis, positioned to be sort of the Google of the toy space or maybe there are some better examples on some of the shopping sites. It will launch in relatively basic product comparison form and then will be enhanced over time with deeper content. And so as we think about what’s going on out in the marketplace, understand this is the first time that we’re really seeing an augmentation of our business model to bring advertising revenues in. The same kind of commitment that you see us making to buying Google keywords and putting our products out on various other sites, a lot of those players in the toy space are going to be doing that at Toys.com. So as we compare advertising revenues that you have at our content sites, which are relatively low traffic sites or you talk about the tests that we’re doing in advertising at e-Commerce, which we hope to expand, we get a lot of traffic on that site — sorry I meant the test on eToys, these are still relatively small in comparison to the business model of Toys.com, which we expect to be a high visibility site, where its sole purpose is attracting people to this robust catalog where they see products of many different providers, not just eToys and given the exposure that that site already has, it’s a perfect domain name in the space. I think it’s just important that I make this point because we’re talking about advertising revenues, and hopefully two totally different orders of magnitude between what we’ve tried previously, even the testing on the eToys site and what is a business model augmentation that comes through Toys.com, which we expect to be much more meaningful.

Shawn Milne, Oppenheimer:

Good. Thanks. Couple of questions, I know the inventory caused a bit of a comp issue in the second quarter. Can you talk about how eToys is performing, without giving any guidance, talk about any performance, as we get closer into the third quarter and I realize there’s a site redesign, but any kind of real-time update there. And then secondly, I was – just wanted to make sure, if understand the changes in your shipping policies clearly one of the big drivers in e-commerce is actually, obviously free shipping thresholds, are you lowering or removing any, are you potentially risking growth or trying to trade off growth for shipping margin, if you can kind of talk a little bit more about that? Thanks.

Michael Wagner:

Okay. First of all from a sales standpoint, our catalog which is one of our biggest marketing features on the toy business just launched, and so it’s almost too early to start to predict where that’s going. The consumer definitely appears cautious, we did cut back our catalog by 17%, the September catalog for eToys, we did that intentionally because we felt that response rates were going to be lower this year and we’re driving – we’re using those marketing dollars for online marketing but those won’t happen until later in the year because at this time of the year we’re still – the catalog is driving what it is, but from an online standpoint the convert – as our conversion rate gets up in the 5 to 6% range as we walk into the holiday season, it’s much more effective to use those dollars in the October, November, December period. So as far as the shipping, Shawn, we do – today we have over 500 items that ship free on our website. We continue – we will continue to do free shipping all the way through the holiday season. I think that you have to do that to be competitive, but it’s an item level free shipping, so if somebody buys one of those items and then buys — or two of those free shipping items but buys one item that’s not free shipping, they’ll still pay some shipping on that one item. But it’s typically a smaller piece.

What we’re doing on the shipping – on our – how we charge the customer for shipping is more in line with some of the other retailers out there such as Wal-Mart. They basically say, we’re trying to – we’re going to charge you the lowest rate we can find to get you your product. We’re not going to penalize people for being in different parts of the country, just because our warehouse is in Virginia so we’re taking our average zone, and we’re saying, okay, a five pound box it’s known is going to cost us X and put a slight markup on there. And a lot of cases it’s going to be a savings to [audio gap] what we do today, especially, as we walk in the season on those bigger boxes, it will probably penalize a little bit those little – those smaller purchases which are from an economic standpoint much less effective and efficient. Does that answer your questions?

Shawn Milne:

Yeah. Just, I mean, maybe John, one for John, I mean, there was a technical issue regarding guidance around the recent K that was filed. I mean, is there anything that’s changed with the company – looking to try to drive EBITDA profitability by the end of the year?

John Textor:

Well, one thing that we did certainly imply when we issued the 8-K – and by the way for those of you that may not have picked up Shawn’s question, we intended – when we originally put guidance out into the marketplace we were in the middle of a financing process, that financing processes was looking at both debt and equity alternatives to the company back earlier in the year. We wanted to level the playing field of information because it was a process that a number of parties on both the equity and debt side of the ledger were involved. And so we came out with guidance at the advice of our investment bankers to make it really a fair process. And it was not our intention to have a continuing guidance model, to do so quarter-to-quarter. We believe as a Board it’s very difficult to do that in a business that’s so highly seasonal.

And the technical issue is that when we were filing an S3 which was the registration of the shares that were underlying the warrants that were issued in connection with the D.E. Shaw financing. Again that was not a registration to sell shares but a registration of the shares underlying those warrants. We really had to attach all sort of prior material events to the registration statement, because that 8-K was out there that was being included as an exhibit in that S3, which in a way is reaffirming guidance. The Board met, talked about the logic of a continuing guidance model, we never intended to do that with that issuance of one-time guidance. And so we issued an 8-K just basically saying that.

Now that said, why are the reasons you wouldn’t want to have a continuing guidance model, 80, 85% of our business is still ahead of us, our quarters, this quarter in particular, it’s important not to draw trend lines or extrapolate off of a quarter. It represents what we obviously expect to be less than 10% of our revenues for the year. And so when you have for example, a drop in inventory during that period of time because you’re in the middle of financing and you’re not filling up your shelves you can have a drop in revenues, which is associated with the decline in inventory because conversion of traffic in the sales on the site is directly driven by that inventory. So I think, it’s really important as we look at, this is a long answer to your question, Shawn, as we look at the second quarter, we need to understand that it is a very, very small part of the year.

And as far as what we expect for the rest of the year, we expect positives and negatives. We think that that people are going to be preferring e-Commerce in considerably greater numbers, as a percentage of their purchases than they have in the past as against retail, but we have the same questions about the overall economy, and what people are going to do this Christmas. So, that guidance was not pulled because there was a fundamental change in thinking, it was pulled to clarify that we don’t support a continuing guidance model. And that said, there was not a thinking that, gee, we’ve got a correct revenues or we’ve got a correct EBITDA. And we think it’s a little responsible for any company that is highly seasonally driven to say what Christmas is going to be. It’s just very tough to do.

Shawn Milne Okay. Good luck, thanks.

John C. Textor, Vice Chairman

Great. Well, since most of you heard my closing remarks a few moments ago, I’ll be brief. Thank you again for being on the call. We are excited to get into this final stretch in the year, where really our business gets very, very serious. This is the time of the year that we love. I’ve seen this facility in high gear, shipping enormous amounts of products out to the marketplace.

We do think there is going to be a nice balance of e-Commerce as against total sort of consumer spending coming this holiday. And we’re equipped to deal with it very well, we’ve got a management team that has dealt with extremely tough times in the past. We’ve got a new leader working as a partner with us in the process that’s going to help us pursue some quick wins and some strategic situation that will help drive shareholder value, while Mike is blocking and tackling in running what we expect to be an efficient business over the next few months.

So we’re looking forward to it, we’re finally at the time of the year that we love. The north pole has not closed, and we expect people to buy a lot of toys this year and we’re certainly a leader in that space. So thank you again for being on the call and we look forward to talking to you again.

Operator: And ladies and gentlemen this does conclude The Parent Company second quarter fiscal 2008 earnings conference call. We do appreciate your participation and you may disconnect at this time.

END